Exhibit 10.25

AXT, INC.

FISCAL 2010 EXECUTIVE INCENTIVE BONUS PLAN

The following are the terms of the 2010 Executive Bonus Plan approved by the Compensation Committee of the Board of Directors of AXT, Inc. (the “Company”) on December 14, 2009 (the “Plan”).

A.            Purpose

1.             The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and other officers of the Company for driving the Company to achieve specific corporate objectives.

2.             The Plan provides for the payment of quarterly cash bonuses based upon Company financial targets and individual performance target objectives.

B.            Eligibility

1.             Those eligible to participate in the Plan are the officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended and any other officers of the Company designated by the Compensation Committee (each, an “Officer” and collectively, the “Officers”).

C.            Determination of Bonus Amounts

1.             The Compensation Committee has determined that each individual Officer will have an “Individual Bonus Percentage” and an “Individual Target Bonus” as defined below, which will vary depending on such Officer’s position and responsibilities in the Company.

2.             Bonuses payable will be determined based upon achievement of corporate financial targets (the “Corporate Targets”) and individual targets established for each Officer (the “Individual Targets”).  Achievement of the Corporate Targets will represent 80% of the total bonus, and achievement of the Individual Targets will represent 20% of the total bonus. The Corporate Targets shall be comprised of four financial targets: (1) total revenue (“Total Revenue Target”), (2) gross profit (“Gross Profit Target”), (3) operating expense (“Operating Expense Target”) and (4) net income (“Net Income Target”).  The actual quarterly Corporate Targets are set forth in the operating plan for the year ending December 31, 2010, and approved by the Board of Directors (the “2010 Operating Plan”).

3.             The Corporate Targets are weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target, and 50% for the Net Income Target, for a total of 80% of the total bonus. The Individual Bonus Earned (as defined below) for each quarter will depend on the “Corporate Target Achievement Multiplier” which shall equal the sum of: (a) actual total revenue for such quarter divided by the Total Revenue Target for the quarter multiplied by 0.1; (b) actual gross profit for such quarter divided by the Gross Profit Target for the quarter multiplied by 0.1; (c) actual operating expense for such quarter divided by Operating Expense Target multiplied by 0.1; and (d) actual net income for such quarter divided by the Net Income Target multiplied by 0.5 (subject to Section 6 below).

4.             The determination of the quarterly bonus based on the achievement of the Total Revenue Target, Gross Profit Target and Operating Expense Target shall be subject to the following:

•                  The percentage of the bonus resulting from the achievement of the Total Revenue, Gross Profit Target and Operating Expense Target ranges from 80% to 120%.

•                  No portion of the quarterly bonus with respect to such Corporate Target will be paid if the achievement of such Corporate Target is less than 90% of the 2010 Operating Plan amount for such Corporate Target.

•                  At 90% achievement of the 2010 Operating Plan for such Corporate Target, 80% of the Quarterly Individual Target Bonus with respect to such Corporate Target shall be payable.

•                  At 120% achievement of the 2010 Operating Plan for such Corporate Target, 100% of the Quarterly Individual Target Bonus with respect to such Corporate Target shall be payable.

•                  At 150% achievement or greater of the 2010 Operating Plan for such Corporate Target, 120% of the Quarterly Individual Target Bonus with respect to such Corporate Target shall be payable.   This will be the maximum amount payable for each such Corporate Target.

•                  Accordingly, for each 1.5% increase in the performance for each Corporate Target against the 2010 Operating Plan over the minimum 90% threshold, the bonus will increase by 1% until a maximum bonus equal to 120% of the Quarterly Individual Target Bonus relating to such Corporate Target is earned.

•                  The parameters described above are summarized in the following table:

Total Revenue, Gross Profit, Operating Expense

If achieve	<90%	90%	100%	120%	150%

Bonus	0%	80%	86.67%	100%	120%

4.           The determination of the quarterly bonus based on the achievement of the Net Income Target shall be subject to the following:

•                  The quarterly bonus based on the achievement of the Net Income Target shall be 0% of the Quarterly Individual Target Bonus (with respect to Net Income) when actual Net Income is less than 70% of the budgeted Net Income for such quarter under the 2010 Operating Plan.

•                  The quarterly bonus based on the achievement of the Net Income Target shall be

100% of the Quarterly Individual Target Bonus (with respect to Net Income) when actual Net Income is 100% of the budgeted Net Income for such quarter under the 2010 Operating Plan.

•      For each percentage improvement in the actual Net Income for the quarter over the minimum 70% threshold, the percentage of the Quarterly Individual Target Bonus payable will increase by 1% up to a maximum total bonus payable of 120% of the Quarterly Individual Target Bonus (relating to Net Income) when actual Net Income is 120% or greater than the budgeted Net Income for such quarter set forth in the 2010 Operating Plan.

•      The parameters described above are summarized in the following table:

Net Income

If achieve	<70%	70%	100%	120%

Bonus	0%	70%	100%	120%

5.               The determination of the quarterly bonus shall also be subject to the following:

•                  In the event that actual Net Income is negative for any particular quarter, no bonus shall be payable for such quarter.

•                  In no event shall the achievement of any individual Corporate Target represent more than 120% of such Corporate Target for such quarter.  This means that the achievement of each of the Total Revenue Target, Gross Profit Target and Operating Expense Target shall not result in the payment of a bonus relating to such Corporate Target exceeding 12% of the Quarterly Individual Bonus Target in any quarter.   The Individual Targets shall not represent more than 20% of the Individual Bonus Earned by any Officer in any quarter.  Therefore, the maximum total quarterly bonus earned by any Officer in any quarter is 116% of the Quarterly Individual Target Bonus (the sum of 12% 12% 12% 60% and 20%).

6.             Achievement of the Individual Targets, representing 20% of the Plan, shall be determined each quarter by the Chief Executive Officer for all Officers other than the Chief Executive Officer, pursuant to objectives established by the Chief Executive Officer for each such Officer. Achievement of the Individual Targets by the Chief Executive Officer shall be determined each quarter by the Compensation Committee, based upon objectives established by the Compensation Committee each quarter for the Chief Executive Officer.

D.            Individual Target Percentages

1.             “Individual Bonus Percentage” means the percentage of a respective Officer’s base salary that is targeted as a bonus payment under the Plan assuming exactly one hundred percent achievement by the Company of each of the Corporate Targets and Individual Targets (as defined below). The Individual Bonus Percentage for each Officer is set as a percentage of base salary and varies based upon the Officer’s position and responsibilities. The Individual Bonus Percentage for each Officer under the Plan is as follows:

Name	Target Bonus
Morris S. Young	60
Raymond Low	40
Davis Zhang	40
Robert Ochrym	40
John Cerilli	32
Hani Badawi	23

2.             “Individual Target Bonus” for each fiscal year means the amount equal to a respective Officer’s base salary multiplied by such Officer’s Individual Bonus Percentage. The “Quarterly Individual Target Bonus” shall be the Individual Target Bonus divided by four. The “Individual Bonus Earned” means the amount equal to Individual Target Bonus multiplied by the Corporate Target Achievement Multiplier.

E.             Plan Changes

1.             The Board or the Compensation Committee may modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to Officers even if the financial performance goals are not met. In its discretion, the Compensation Committee may, either at the time it grants an award under the Plan or at any time thereafter, provide for the adjustment of the award formula applicable to an award granted to any participant under the Plan to reflect such participant’s individual performance in his or her position with the Company or such other factors as the Compensation Committee may determine. Notwithstanding the attainment of any performance goal under the Plan, the Compensation Committee shall have the discretion, on the basis of such criteria as it may establish, to reduce the amount of or to eliminate any final award that would otherwise be paid, and retains the absolute discretion to amend, modify or terminate the Plan at any time.

2.             Nothing in this Plan will interfere with or limit in any way the right of the Company or the right of any individual to terminate the employment relationship at any time, with or without cause.